EXHIBIT 22.1

                         NMG SUBSIDIARIES

Neiman Marcus Holdings, Inc.

     Bergdorf Goodman, Inc.

          Bergdorf Graphics, Inc.

     Broadcasters, Inc.

C.C. Group Limited (50%)

Contempo Casuals

Last Call, Inc.

NM Direct de Mexico, S.A. de C. V. (50%)

Pastille, Inc.

Pastille By Mail, Inc.